Exhibit 99.1

FOR IMMEDIATE RELEASE August 18, 2011

Contact Information Below

CoreLogic® Announces Closure of Sale of CoreLogic India

SANTA ANA, Calif., Aug. 18, 2011––CoreLogic (NYSE: CLGX), a leading provider of information, analytics and business services, announced today the closing of the previously announced sale of CoreLogic Global Services Private Limited (CoreLogic India) to Cognizant (NASDAQ: CTSH) for approximately $50 million.

Deloitte Consulting, Deloitte Corporate Finance and Mayer Brown advised CoreLogic in the sale process for CoreLogic India.

About CoreLogic

CoreLogic (NYSE: CLGX) is a leading provider of consumer, financial and property information, analytics and services to business and government. The company combines public, contributory and proprietary data to develop predictive decision analytics and provide business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built the largest and most comprehensive U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services. More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. The company, headquartered in Santa Ana, Calif., has more than 6,500 employees globally with 2010 revenues of $1.6 billion. For more information, visit www.corelogic.com.

CoreLogic is a registered trademark of CoreLogic.

# # #

Media Contact: Alyson Austin Corporate Communications 714-250-6180 newsmedia@corelogic.com	Investor Contact: Dan Smith Investor Relations 703-610-5410 investor@corelogic.com